                                                                    EXHIBIT 11.1

                    C.P. CLARE CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF NET INCOME PER SHARE (1)

                                                                    YEAR ENDED MARCH, 31,
                                                             ------------------------------------
                                                                1995         1996         1997
                                                             ----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Weighted Average Common and Common Equivalent Shares:
  Weighted Average Common Stock Outstanding................   2,948,001    6,316,144    8,991,520
  Weighted Average Common Equivalent Shares................   2,899,443    1,859,523           --
  Dilutive Effect of Common and Common Equivalent Shares
     Issued Subsequent to June 9,1994(2)...................     625,631           --           --
                                                              ---------    ---------    ---------
                                                              6,473,075    8,175,667    8,991,520
                                                              =========    =========    =========
Adjustment of Net Income
  Income (loss) before extraordinary gain..................  $    1,337   $    7,734   $   (6,911)
  Extraordinary gain.......................................       1,742           --           --
  Effect of Modified Treasury Stock Method.................         166           --           --
                                                              ---------    ---------    ---------
  Adjusted Net Income......................................  $    3,245   $    7,734   $   (6,911)
                                                              =========    =========    =========
Adjustment of Net Income per common and common share
  equivalent
  Income (loss) before extraordinary gain..................  $     0.21   $     0.95   $    (0.77)
  Extraordinary gain.......................................        0.27           --           --
  Effect of Modified Treasury Stock Method.................        0.02           --           --
                                                              ---------    ---------    ---------
  Adjusted Net Income......................................  $     0.50   $     0.95   $    (0.77)
                                                              =========    =========    =========

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(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock, options and warrants issued at prices below the initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The Dilutive Effect of the Common and Common Equivalent Shares was computed in accordance with the modified treasury stock method.